SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                      __________


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported):December 4, 1995

                           LONESTAR HOSPITALITY CORPORATION
                  (Exact name of registrant as specified in charter)


                   Delaware
            (State or other jurisdiction
             of Incorporation)                0-08718
                                      (Commission File
                                            Number)                75-2242792
                                                          (IRS Employer
                                                        Identification No.)



              3131 Turtle Creek Blvd., Suite 1301, Dallas, Texas  75219
                       (Address of Principal Executive Offices)


          Registrant's telephone number, including area code:
           (214) 520-9292




            (Former name or former address, if changed since last report)















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          Item 5. Other Events

          Proposed Acquisition of Citadel Computer Systems, Inc.

               On December 7, 1995 the Company signed a letter of intent to acquire all of the stock of Citadel Computer Systems, Inc. in exchange for shares of common stock of the Company. It is anticipated that upon consummation of this transaction, the shareholders of Citadel will own approximately 72% of the outstanding common stock of the Company on a fully diluted basis. It is anticipated that the transaction will be consummated on or before January 15, 1996. The consummation of this acquisition is subject to the negotiation and execution of a definitive agreement approved by the Board of Directors of each company and other conditions. There is no assurance that the Company and Citadel (and its shareholders) will reach a definitive agreement or that the proposed acquisition will be consummated.

               Citadel has advised the Company as follows:

               Citadel is a Houston, Texas-based developer and marketer of computer software products designed to secure and manage computer networks. Citadel's strategic plan calls for the annexation, through in-house development and acquisition of computer software products that may broadly be categorized as "network utilities."


               An example of Citadel's products is NetOFF, Citadel's premier logoff utility. During the past two years, Citadel has distributed over 15,000 copies to large network users. Citadel estimates that its sales will increase substantially during the remainder of the decade.

               Citadel's product development strategy to date has been to closely monitor network shortfalls and create or acquire suitable acquisitions to develop them.

          Employment Agreement Between Steven B. Solomon and the Company

               Steven B. Solomon, the President of the Company, has entered into an employment agreement with the Company as of June 28, 1995 and expiring on May 31, 2000. The employment agreement provides for a base annual salary of $120,000 during the period from June 28, 1995 through May 31, 1996; $132,000 during the period from June 1, 1996 through May 31, 1997; and $144,000 thereafter. Mr. Solomon has agreed to defer receipt of his base salary payable during the period from June 28, 1995 through May 31, 1996 until the earlier of the date the Company (i) has a positive cash flow, including general and administrative expenses and debt service requirements, or (ii) has raised at least $1,000,000 in capital (including both debt and equity), or (iii) has received at least $1,000,000 of value in an acquisition or merger for stock or substantially all the assets of the Company. In addition, upon



          DCC134FF 26243.1
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          the  occurrence of the events  described in (ii)  or (iii) above,
          Mr. Solomon may elect to receive a one-time bonus of $100,000.

               The Company shall provide life insurance in the amount of $1,000,000 on Mr. Solomon's life, in addition to any key man life insurance maintained by the Company for its benefit. The Company shall provide Mr. Solomon with an automobile allowance of $950 per month and automobile liability insurance.

               The employment agreement provides Mr. Solomon an option to acquire 200,000 shares of the Company's common stock at an exercise price of $.75 per share (as adjusted to reflect the one-for-five reverse stock split). The Company's Board of Directors has approved an amendment to the employment agreement that grants Mr. Solomon the right to elect to reduce the exercise price to $.35 per share.

               If the Company terminates Mr. Solomon's employment agreement for cause, death or disability, Mr. Solomon shall be entitled to any unpaid salary, bonus and vacation pay. If Mr. Solomon is terminated otherwise than for cause, death or disability, Mr. Solomon shall be entitled to a severance payment equal to the sum of any unpaid salary, bonus and vacation pay, and the greater of
          (i) the remaining payments that would have been made during the term of the employment agreement or any extension thereof, discounted to present value using an interest rate of 6%, or (ii) an amount determined by multiplying his base salary for the most recently completed full month of employment by 24. All severance payments would be payable in a lump sum within 30 days after the effective date of the termination of employment, and any options to purchase shares that would be exercisable during the term of the employment agreement or any extension thereof would become fully exercisable during the term the employment agreement would become fully exercisable upon the termination of the employment agreement.





















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                                      SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        LONESTAR HOSPITALITY CORPORATION
                                             (Registrant)



          Date:  December 14, 1995           By:    /s/  Steven B. Solomon
                                             Steven B. Solomon, President










































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